UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2011 (July 21, 2011)

Grand Canyon Education, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 5, 2011, Grand Canyon Education, Inc. (the “Company”), filed a Current Report on Form 8-K announcing that, effective July 1, 2011, Gerald J. Colangelo had resigned from his positions as a member of the Board of Directors of the Company and as a member of the Board’s Audit Committee in order to focus his attention on his various interests in the sports and hospitality industries, as well as to take a more active role in promoting Grand Canyon University in Arizona and nationally.

On July 21, 2011, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that it no longer complies with the Nasdaq audit committee requirement for continued listing as set forth in Listing Rule 5605(c)(2)(A), which requires a listed company to have an audit committee composed of at least three independent directors. As a result of Mr. Colangelo’s resignation, the Company’s Audit Committee consists of only two members meeting the independence criteria and having the qualifications set forth in the Listing Rules. Consistent with Listing Rule 5605(c)(4), Nasdaq will provide the Company with a cure period in order to regain compliance with the audit committee requirement. The cure period will extend until the earlier of the Company’s next annual shareholders’ meeting or July 1, 2012, provided that if the Company’s next annual shareholders’ meeting is held before December 28, 2011, then the Company must evidence compliance no later than December 28, 2011.

The Company intends to comply with Nasdaq’s audit committee requirement within the cure period provided by Nasdaq. The nominating and corporate governance committee of the Company’s board is currently evaluating potential candidates for appointment to the Board of Directors and to fill the vacancy on its Audit Committee. Any appointments to the Company’s board and other committee assignments will be announced in a subsequent filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: July 26, 2011	By: /s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)